SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 1)*

                              UnitedGlobalCom, Inc.
                              ---------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                                   913247 50 8
                                   -----------
                                 (CUSIP Number)

                                Michelle L. Keist
                              UnitedGlobalCom, Inc.
                        4643 S. Ulster Street, Suite 1300
                                Denver, CO 80237
                                 (303) 770-4001
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 28, 2003
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

CUSIP NO.: 913247 50 8               13D                      Page 2 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Albert M. Carollo, Sr.
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       519,295 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    519,295 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     519,295 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 146,875 shares of Class A Stock Mr. Carollo would acquire upon exercise of presently exercisable stock options, and includes 222,420 shares of Class A Stock issuable upon conversion of 222,420 shares of the Issuer's Class B Stock owned by Carollo Company, a general partnership, of which Mr. Carollo is a partner.
(2) Adjusted for the exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 3 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Carollo Company
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       222,420 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    222,420 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     222,420 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 222,420 shares of Class A Stock issuable upon conversion of 222,420 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 4 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Albert & Carolyn Company
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       222,412 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    222,412 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     222,412 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 222,412 shares of Class A Stock issuable upon conversion of 222,412 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 5 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    James R. Carollo Living Trust
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       222,412 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    222,412 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     222,412 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 222,412 shares of Class A Stock issuable upon conversion of 222,412 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 6 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    John B. Carollo Living Trust
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       111,200 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    111,200 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     111,200 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 111,200 shares of Class A Stock issuable upon conversion of 111,200 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 7 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Michael T. Fries
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       1,028,933 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    1,028,933 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,028,933 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 1,014,751 shares of Class A Stock Mr. Fries would acquire upon exercise of presently exercisable stock options.
(2) Adjusted for the exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 8 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The Fries Family Partnership LLLP
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0% (1)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                      Page 9 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Curtis Rochelle
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       2,247,815 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    2,247,815 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,247,815 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.0% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 146,875 shares of Class A Stock Mr. Rochelle would acquire upon exercise of presently exercisable stock options, and includes 1,796,940 shares of Class A Stock issuable upon conversion of 1,796,940 shares of the Issuer's Class B Stock and 150,000 shares of Class A Stock all owned by the Rochelle Limited Partnership of which the Curtis Rochelle Trust is the general partner. Mr. Rochelle is the trustee of said general partner. Also includes 4,000 shares of Class A Stock owned by a corporation of which Mr. Rochelle is a director and greater than 10% beneficial owner.
(2) Adjusted for the exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 10 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Rochelle Limited Partnership
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       1,946,940 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    1,946,940 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,946,940 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.8% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 1,796,940 shares of Class A Stock issuable upon conversion of 1,796,940 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 11 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Marian Rochelle
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       368,502 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    368,502 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     368,502 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 222,368 shares of Class A Stock issuable upon conversion of 222,368 shares of Class B Stock and 142,134 shares of Class A Stock all owned by the Marian H. Rochelle Revocable Trust of which Ms. Rochelle is the trustee. Also includes 4,000 shares of Class A Stock owned by a corporation of which Ms. Rochelle is a director and greater than 10% beneficial owner.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 12 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Marian H. Rochelle Revocable Trust
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wyoming
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       364,502 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    364,502 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     364,502 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 222,368 shares of Class A Stock issuable upon conversion of 222,368 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 13 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Jim Rochelle
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       66,912 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    66,912 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     66,912 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 66,912 shares of Class A Stock issuable upon conversion of 66,912 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 14 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Kathleen Jaure
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       76,912 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    76,912 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     76,912 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 76,912 shares of Class A Stock issuable upon conversion of 76,912 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 15 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    April Brimmer Kunz
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       99,956 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    99,956 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     99,956 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 32,756 shares of Class A Stock issuable upon conversion of 32,756 shares of Class B Stock. Also includes 4,000 shares of Class B Stock owned by a corporation of which Ms. Kunz is a director and greater than 10% beneficial owner.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 16 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Gene W. Schneider
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       7,546,347 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    7,546,347 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,546,347 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.6% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 1,247,523 shares of Class A Stock Mr. Schneider would acquire upon exercise of presently exercisable stock options, includes 1,331,926 shares of Class A Stock Mr. Schneider would acquire upon exercise of presently exercisable stock options for Class B Stock and the subsequent conversion of the 1,331,926 shares of Class B Stock so acquired, and includes 4,806,728 shares of Class A Stock issuable upon conversion of 4,806,728 shares of the Issuer's Class B Stock of which 3,063,512 shares are held by
     G. Schneider Holdings, LLLP, a limited liability limited partnership, of which Mr. Schneider is a general partner.
(2) Adjusted for the exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 17 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    G. Schneider Holdings, LLLP (f/k/a G. Schneider Holdings, Co.)
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       3,063,512 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    3,063,512 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,063,512 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.8% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 3,063,512 shares of Class A Stock issuable upon conversion of 3,063,512 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 18 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Mark L. Schneider
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       484,686 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    484,686 (1)(2)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,686 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 250,000 shares of Class A Stock Mr. Schneider would acquire upon exercise of presently exercisable stock options.
(2) Adjusted for the exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 19 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The Gene W. Schneider Family Trust
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       400,000 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    400,000 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     400,000 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    00
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 400,000 shares of Class A Stock issuable upon conversion of 400,000 shares of Class B Stock.
(2) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 20 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The MLS Family Partnership LLLP
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (1)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Adjusted for conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 21 of 24 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Tina M. Wildes
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]
--------------------------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER

                ----------------------------------------------------------------
   NUMBER OF
    SHARES      8.  SHARED VOTING POWER
 BENEFICIALLY       460,666 (1)
   OWNED BY     ----------------------------------------------------------------
     EACH
   REPORTING    9.  SOLE DISPOSITIVE POWER
    PERSON
     WITH       ----------------------------------------------------------------

                10. SHARED DISPOSITIVE POWER
                    460,666 (1)
--------------------------------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     460,666 (1)
--------------------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                          [X]

--------------------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1% (2)
--------------------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) Includes 356,653 shares of Class A Stock Ms. Wildes would acquire upon exercise of presently exercisable stock options and 16,956 shares of Class A Stock issuable upon conversion of 16,956 shares of Class B Stock. Also includes 26,000 shares of Class A Stock owned by her spouse and 33,374 shares that her spouse would acquire upon exercise of options.
(2) Adjusted for exercise of options and conversion of Class B Stock but excludes Class C Stock. Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. See Items 5 & 6 concerning the election of directors.

CUSIP NO.: 913247 50 8               13D                     Page 22 of 24 Pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 is amended and restated to read as follows:

On January 30, 2002, each of the Reporting Persons acquired their securities in the Issuer as a result of a merger between UGC Holdings, Inc. (formerly known as UnitedGlobalCom, Inc.) and a subsidiary of the Issuer pursuant to which UGC Holdings, Inc. survived the merger as a subsidiary of the Issuer, and the Issuer issued its own stock to the former stockholders of UGC Holdings, Inc., including the Reporting Persons. The Merger and the issuance of securities in connection therewith is more fully described in the Issuer's Amendment No. 2 to its Registration Statement on Form S-4 (File No. 333-55228) filed with the Securities and Exchange Commission on January 2, 2002.

On May 14, 2002, Albert M. Carollo, Curtis Rochelle, Gene W. Schneider, and Mark
L. Schneider transferred all the shares they held in UGC Holdings, Inc. to the Issuer in exchange for an aggregate of 600,000 shares of Class A Stock pursuant to an Exchange Agreement dated May 14, 2003, among such persons and the Issuer. The shares transferred to the Issuer were originally acquired for an aggregate of $3,000,000, paid for with $6,000 cash and promissory notes. Such promissory notes remain outstanding.

On January 27, 2003, 146,792 shares of Class A Stock and 91,580 shares of Class B Stock beneficially owned by Michael T. Fries and The Fries Family Partnership LLLP were transferred to the Issuer as a result of the Issuer foreclosing on past due loans of such parties. In addition, the Issuer cancelled various stock options evidencing 1,439,208 shares of Class A Stock held by Mr. Fries as a result of the foreclosure.

On January 28, 2003, 42,000 shares of Class A Stock and 570,736 shares of Class B Stock beneficially owned by Mark L. Schneider and The MLS Family Partnership LLLP were transferred to the Issuer as a result of the Issuer foreclosing on past due loans of such parties. In addition, the Issuer cancelled various stock options evidencing 1,270,348 shares of Class A Stock held by Mr. Schneider as a result of the foreclosure.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

Item 5(a) is amended and restated to read as follows:

(a) Each of the Reporting Persons beneficially owns (assuming conversion of Class B Stock for Class A Stock and the exercise of options for Class A Stock) the number and percentage of Class A Stock indicated below:

    Albert M. Carollo: 519,295 shares, which represents less than 1%; includes
       222,420 owned by Carollo Company
    Carollo Company: 222,420 shares, which represents less than 1%
    Albert & Carolyn Company: 222,412 shares, which represents less than 1% James R. Carollo Living Trust: 222,412 shares, which represents less than 1% John B. Carollo Living Trust: 111,200 shares, which represents less than 1% Michael T. Fries: 1,028,933 shares, which represents less than 1%
    The Fries Partnership: 0 shares
    Curtis Rochelle: 2,247,815 shares, which represents 2.0%; includes
       1,946,940 owned by the Rochelle Limited Partnership and 4,000 shares owned by K & R Enterprises, a corporation.
    Rochelle Limited Partnership: 1,946,940 shares, which represents 1.8%
    Marian Rochelle: 368,502 shares, which represents less than 1%; includes
       364,502 owned by the MHR Trust and 4,000 shares owned by K & R Enterprises, a corporation.
    MHR Trust: 364,502 shares, which represents less than 1%
    Jim Rochelle: 66,912 shares, which represents less than 1%
    Kathleen Jaure: 76,912 shares, which represents less than 1%
    April Brimmer Kunz: 99,956 shares which represents less than 1%; includes
       4,000 shares owned by K & R Enterprises, a corporation
    Gene W. Schneider: 7,546,347 shares, which represents 6.6%; includes
       3,063,512 owned by the G. Schneider Holdings, LLLP
    G. Schneider Holdings, LLLP: 3,063,512 shares, which represents 2.8%
    Mark L. Schneider: 484,686 shares, which represents less than 1%
    The GWS Trust: 400,000 shares, which represents less than 1%
    The MLS Partnership: 0 shares
    Tina M. Wildes: 460,666 shares, which represents less than 1%; includes
       59,374 owned by her spouse

CUSIP NO.: 913247 50 8               13D                     Page 23 of 24 Pages

As a result of the voting provisions of the Founders Agreement, the Reporting Persons may be deemed to be part of a "group" for purposes of Rule 13d-5(b) and each member of such "group" may be deemed to beneficially own shares of the Issuer's common stock held by the other members of such "group". To the best knowledge of each of the Reporting Persons, the parties subject to the Founders Agreement beneficially own as of January 30, 2003, a total of 13,848,048 shares of Class A Stock, which assumes the conversion of 8,198,016 shares of Class B Stock for Class A Stock and 3,196,051 shares that would be acquired upon exercise of currently exercisable options, and 1,331,926 shares that would be acquired upon exercise of currently exercisable options for Class B Stock and the subsequent conversion of 1,331,926 shares of Class B Stock for Class A Stock, and represents 12.0% of the outstanding shares of Class A Stock. The percentage interests stated herein are based on 102,788,040 outstanding shares of Class A Stock and 8,198,016 outstanding shares of Class B Stock as provided by the Issuer as of January 30, 2003.

Each share of Class A Stock is entitled to one vote per share and each share of Class B and Class C Stock is entitled to ten votes per share. Holders of Class A Stock and Class B Stock vote as a single class on the election of eight of the Issuer's directors. Holders of Class C Stock vote as a separate class on the election of four of the Issuer's directors. When all classes of common stock beneficially owned by the Reporting Persons are aggregated without giving effect to the conversion of Class B Stock, the Reporting Persons may be deemed to beneficially own voting equity securities representing approximately 49.5% of the voting power with respect to a general election of eight of the twelve directors of the Issuer.

As described in the cover pages hereto, certain of the Reporting Persons hold in the aggregate stock options for 6,630,195 shares of Class A Stock, of which (as stated above) options for 3,196,051 shares are exercisable. In addition, as described in the cover pages hereto, Gene W. Schneider holds in the aggregate stock options for 2,900,702 shares of Class B Stock, of which (as stated above) options for 1,331,926 shares are exercisable. Options held by these Reporting Persons generally vest in 48 equal monthly installments from the respective grant dates for the options. As a result, the number of shares of Class A Stock beneficially owned by the Reporting Persons and the number of Class B Stock beneficially owned by Mr. G. Schneider will increase each month due to the vesting of options.

Pursuant to Rule 13d-4, except as otherwise disclosed in the cover pages hereto, each of the Reporting Persons hereby disclaims beneficial ownership for purposes of Section 13(d) or 13(g) of the Act of the shares of Class A Stock and Class B Stock held by any other Reporting Person or their transferees. In addition, Ms.
A. Kunz, Mr. C. Rochelle, and Ms. M. Rochelle each disclaim beneficial ownership of the shares of Class A Stock held by K & R Enterprises, except to the extent of their respective pecuniary interest therein. Also, Ms. Wildes disclaims beneficial ownership of the shares of Class A Stock held by her spouse.

The outstanding shares of Class C Stock are not included in the percentage calculations set forth in this Item 5 because the holders of the Class A and Class B Stock vote as one class and the holders of Class C Stock vote separately in the election of directors, which is more fully described in Item 6 below. Also, the holders of Class C Stock have entered into a Standstill Agreement, which is also more fully described in Item 6 below.

CUSIP NO.: 913247 50 8               13D                     Page 24 of 24 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the following persons certify that the information set forth in this statement is true, complete and correct.


GENE W. SCHNEIDER                                 ALBERT M. CAROLLO, SR.
G. SCHNEIDER HOLDINGS, LLLP                       CAROLLO COMPANY
THE MLS FAMILY PARTNERSHIP LLLP                   ALBERT & CAROLYN COMPANY
    By: The Nicole Schneider Trust                JAMES R. CAROLLO LIVING TRUST
                                                  JOHN B. CAROLLO LIVING TRUST

By: /s/ Gene W. Schneider
    --------------------------------------        By: /s/ Albert M. Carollo
    Gene W. Schneider, individually and as           -------------------------------------------
    Attorney-in-Fact                                 Albert M. Carollo, individually and as
                                                     Attorney-in-Fact
MARK L. SCHNEIDER
                                                  MICHAEL T. FRIES
                                                  THE FRIES FAMILY PARTNERSHIP LLLP
By: /s/ Mark L. Schneider                            By: The Amber L. Fries Trust
    --------------------------------------
    Mark L. Schneider
                                                  By: /s/ Michael T. Fries
                                                     -------------------------------------------
CURTIS ROCHELLE                                      Michael T. Fries, individually and as
ROCHELLE LIMITED PARTNERSHIP                         Attorney-in-Fact
    By: Curtis Rochelle Trust
MARIAN ROCHELLE                                   TINA M. WILDES
MARIAN H. ROCHELLE REVOCABLE TRUST                THE GENE W. SCHNEIDER FAMILY TRUST
JIM ROCHELLE
APRIL BRIMMER KUNZ
KATHLEEN JAURE
                                                  By: /s/ Tina M. Wildes
                                                     ------------------------------------------
By: /s/ Curtis Rochelle                              Tina M. Wildes, individually and as
    --------------------------------------           Attorney-in-Fact
    Curtis Rochelle, individually and as
    Attorney-in-Fact
